410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO-(December 13, 2017)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) yesterday declared quarterly cash dividends of $0.23 per share of the Company’s Common Stock and $0.173 per share of the Company’s Class B Stock.

The dividends declared will be payable on March 2, 2018 to stockholders of record at the close of business on February 16, 2018. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for fourteen consecutive years.

The Company expects to release earnings for its second quarter of fiscal 2018 after the close of the U.S. stock market on Friday, March 9, 2018 and to host an Investor Teleconference on Monday, March 12, 2018. Teleconference details will be communicated via web alert and posted on the Events page of the Company’s website (investors.oildri.com/events) approximately one week prior to the call.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

Reagan B. Culbertson
Investor Relations Manager
reagan.culbertson@oildri.com
(312) 706 3256